UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014 (December 11, 2014)

TARGACEPT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51173	56-2020050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Main Street, Suite 1510 Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 480–2100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Interim Chief Financial Officer

(c) On December 11, 2014, the Board of Directors of Targacept, Inc. appointed Mauri K. Hodges to serve on an interim basis as the Company’s Vice President, Finance and Administration, Chief Financial Officer and Treasurer, effective immediately. In this role, Ms. Hodges will also serve as Targacept’s principal accounting officer. Ms. Hodges, age 57, joined the Company in 2000 and has served in several management roles, including as Vice President, Finance and Controller from 2007 to 2014 and, most recently, as Vice President, Human Resources and Corporate Systems.

Ms. Hodges has no family relationships with any of Targacept’s directors or executive officers, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Agreement and Compensatory Arrangement

(e) On June 28, 2013, Targacept entered into an employment agreement with Ms. Hodges, which continues in effect. By the terms of the agreement, Ms. Hodges is to receive an annual base salary of not less than $240,000 and has a target annual bonus opportunity of up to 30% of her base salary or such higher amount as the Compensation Committee of Targacept’s Board of Directors or Targacept’s full Board of Directors may determine. In January of 2014, the Board of Directors increased Ms. Hodges’ annual base salary to $247,200. In connection with its appointment of Ms. Hodges to the position of interim Chief Financial Officer, on December 11, 2014, the Company’s Board of Directors approved an interim increase in Ms. Hodges’ annual base salary from $247,200 to $300,000.

The agreement also provides that Ms. Hodges is entitled upon termination of her employment to any unpaid compensation earned and due. In addition, if Ms. Hodges’ employment is terminated without “just cause” or if she terminates her employment for “good reason” (as each such term is defined in the agreement), she is entitled to receive cash severance, payable monthly, equal to her then current salary for nine months, as well as six months’ acceleration of vesting for unvested stock options or other equity-based awards held by her at the time of termination. If a termination of her employment without just cause or by Ms. Hodges for good reason occurs within 12 months after, or in connection with but prior to, a “change in control” (as such term is defined in the agreement), Ms. Hodges is instead entitled to receive cash severance equal to the sum of her then current salary plus her then current target annual bonus, payable monthly for 12 months, as well as full acceleration of vesting for unvested stock options or other equity-based awards held by her at the time of termination. In addition, she is entitled in either case to continuation of specified employee benefits for the period of severance, as well as outplacement services. Receipt of any of these payments and benefits is contingent on the delivery by Ms. Hodges of a release and waiver of legal claims related to the employment relationship.

The agreement also provides that Ms. Hodges shall at all times maintain the confidentiality of Targacept’s proprietary information and shall not engage in a business defined in the agreement as competitive to Targacept until the later of nine months after termination of her employment or, if applicable, the end of the period of severance.

The description of the terms of Ms. Hodges’ employment agreement included in this Section 5.02(e) is qualified in its entirety by reference to the full text of the agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Agreement effective June 28, 2013 between the Company and Mauri K. Hodges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGACEPT, INC.

Date: December 16, 2014	/s/ Patrick C. Rock
Patrick C. Rock
Senior Vice President, General Counsel and Secretary